PROSPECTUS and	PRICING SUPPLEMENT NO. 10
PROSPECTUS SUPPLEMENT, each	Dated January 2, 2024
Dated May 22, 2023	Registration Statement No. 333-272130
Filed Pursuant to Rule 424(b)(2)

U.S. $26,600,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES I

Due 9 Months or More from Date of Issue

$750,000,000 4.500% Fixed Rate Senior Notes Due January 8, 2027

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EXF1 / US24422EXF14

Date of Issue:	January 8, 2024

Maturity Date:	January 8, 2027

Principal Amount:	$750,000,000

Price to Public:	99.889% plus accrued interest, if any, from January 8, 2024

Interest Payment Dates:	Semi-annually on January 8 and July 8, commencing on July 8, 2024 and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	4.500% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
BofA Securities, Inc.	$140,625,000
Deutsche Bank Securities Inc.	$140,625,000
Goldman Sachs & Co. LLC	$140,625,000
HSBC Securities (USA) Inc.	$140,625,000
Academy Securities, Inc.	$75,000,000
BNP Paribas Securities Corp.	$22,500,000
Commerz Markets LLC	$22,500,000
PNC Capital Markets LLC	$22,500,000
SG Americas Securities, LLC	$22,500,000
Wells Fargo Securities, LLC	$22,500,000
Total	$750,000,000
The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.739% plus accrued interest, if any, from January 8, 2024.